                                                                   EXHIBIT 10.19
                               FIRST AMENDMENT TO
                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

         This First Amendment to Second Amended and Restated Loan Agreement, dated as of December 13, 2001 (this "Agreement"), is by and among aaiPHARMA INC., a Delaware corporation (the "Borrower"), each of the subsidiaries of the Borrower identified on the signature pages hereto, the financial institutions identified on the signature pages hereto and BANK OF AMERICA, N.A., as agent for the Lenders (in such capacity, the "Agent"). Except as otherwise defined in this Agreement, terms defined in the Existing Loan Agreement referred to below (as amended by this Agreement) are used herein as defined therein.

                                    RECITALS:

         A. Pursuant to that certain Second Amended and Restated Loan Agreement dated as of August 17, 2001 (the "Existing Loan Agreement"), the Lenders have extended a revolving credit facility to the Borrower in the principal amount of up to $25,000,000 and have made a term loan to the Borrower in the principal amount of $60,000,000.

         B. The Borrower has requested that the Lenders amend the Existing Loan Agreement to, among other things, provide an additional term loan to the Borrower in the principal amount of $25,000,000.

         C. The Lenders are willing to make such additional term loan available to the Borrower under, and to make certain other modifications to, the Existing Loan Agreement based upon and subject to the terms and conditions specified in this Agreement.

         NOW, THEREFORE, based upon the foregoing, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

                                     PART I
                                   DEFINITIONS

         SUBPART 1.1. Certain Definitions. Terms defined in the introductory paragraph and recitals of this Agreement shall have the meanings ascribed to them therein. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Agreement have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

                  "Amended Loan Agreement" means the Existing Loan Agreement as amended hereby.

                  "Effective Date" shall have the meaning ascribed to such term in Subpart 3.1.

                                     PART II
                      AMENDMENTS TO EXISTING LOAN AGREEMENT

         Subject to satisfaction of the conditions specified in Part III of this Agreement, the Existing Loan Agreement is hereby amended in accordance with this
Part II. Except as so amended, the Existing Loan Agreement, the Notes and the other Loan Documents shall continue in full force and effect.

         SUBPART 2.1. New Definitions. Section 1.1 of the Existing Loan Agreement is amended by adding the following definitions to read as follows:

                  "Add-On Term Loan" shall have the meaning assigned to such term in Section 2.3(a).

                  "Add-On Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make its portion of the Add-On Term Loan in a principal amount equal to such Lender's Add-On Term Loan Percentage (if any) of the Add-On Term Loan Committed Amount.

                  "Add-On Term Loan Committed Amount" shall have the meaning assigned to such term in Section 2.3(a).

                  "Add-On Term Loan Percentage" means, for any Lender, the percentage identified as its Add-On Term Loan Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

                  "BAMC Brethine Fee Letter" means that certain letter agreement, dated as of December 13, 2001, among BAMC, the Arranger and the Borrower, as amended, modified, restated or supplemented from time to time.

                  "Brethine Product" means the intangible assets, assumed customer orders and specified inventory of Novartis Pharmaceuticals Corporation and/or its subsidiaries associated with the following terbutaline sulfate products marketed and sold for use in conducting business in the United States and Puerto Rico under the trademark "Brethine(R)", in all dosage strengths: (i) Brethine(R) tablets and
         (ii) Brethine(R) intravenous ampules.

                  "Brethine Purchase Agreement" means that certain Asset Purchase Agreement by and among Novartis Pharmaceuticals Corporation, Novartis Corporation and NeoSan Pharmaceuticals Inc., dated as of December 13, 2001, as it may be amended on or prior to the Effective Date.

                  "Brethine Supplier Consent" means any and all necessary approvals and consents of the Food and Drug Administration and/or any other applicable Governmental Authority in connection with a supplemental New Drug Application ("sNDA") submitted by Novartis

         Pharmaceuticals Corporation and/or one of its affiliates (or NeoSan and/or one of its affiliates) related to Brethine(R) tablets regarding the use of and/or referring to Profarmaco's (or another supplier's) Drug Master File ("DMF") for terbutaline, the active pharmaceutical ingredient used for the manufacture of the Brethine Product.

                  "Brethine Transaction" means the Borrower's acquisition of the Brethine Product from Novartis Pharmaceuticals Corporation and/or Novartis Corporation and/or their subsidiaries pursuant to the Brethine Purchase Agreement (including all schedules and exhibits thereto and, if applicable, any contemplated seller financing and/or third-party service or supply agreement).

                  "Brethine Transaction Documents" means the Brethine Purchase Agreement (including all schedules and exhibits thereto and, if applicable, any contemplated seller financing and/or third-party service or supply agreement).

                  "Initial Term Loan" shall have the meaning assigned to such term in Section 2.3(a).

                  "Initial Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make its portion of the Initial Term Loan in a principal amount equal to such Lender's Initial Term Loan Percentage (if any) of the Initial Term Loan Committed Amount.

                  "Initial Term Loan Committed Amount" shall have the meaning assigned to such term in Section 2.3(a).

                  "Initial Term Loan Percentage" means, for any Lender, the percentage identified as its Initial Term Loan Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

         SUBPART 2.2. Amended Definitions. The definitions for the following terms in Section 1.1 of the Existing Loan Agreement are amended and restated in their entirety as follows:

                  "Commitment" means (i) with respect to each Lender, the Revolving Commitment of such Lender, the Initial Term Loan Commitment of such Lender and the Add-On Term Loan Commitment of such Lender, (ii) with respect to the Swing Line Lender, the Swing Line Committed Amount and (iii) with respect to the Issuing Lender, LOC Commitments.

                  "Consolidated EBITDA" means, as of any date, for the applicable period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income, has been deducted for (i) Consolidated Interest Expense,
         (ii) income taxes, (iii) depreciation and amortization expense, (iv) any other non-cash expenses, (v) scheduled rental payments under the TROL, (vi) non-recurring cash charges and costs not to exceed $5,000,000 arising in connection with the Transaction and (vii) non-recurring cash charges and costs not to exceed $1,200,000 arising in connection with the Brethine Transaction, all as determined in accordance with GAAP minus (c) non-cash gains included in Consolidated Net Income minus (d) Excess Royalties; provided, however, that, with respect to any calculation of Consolidated EBITDA made as of March 31, 2002 or a later date but prior to the date on which the Brethine Supplier Consent has been obtained (with notice thereof to the Agent), clauses (a) and (b) above shall exclude any such amounts to the extent they relate to the Brethine Product.

                  "Leverage Ratio" means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period (except as set forth below) ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period; provided, however, that (i) as of December 31, 2001, Consolidated EBITDA shall be determined based upon (x) Consolidated EBITDA for the one fiscal quarter period ending as of such date multiplied by (y) 4, (ii) as of March 31, 2002, Consolidated EBITDA shall be determined based upon (x) Consolidated EBITDA for the two fiscal quarter period ending as of such date multiplied by (y) 2 and (iii) as of June 30, 2002, Consolidated EBITDA shall be determined based upon (x) Consolidated EBITDA for the three fiscal quarter period ending as of such date multiplied by (y) 4/3; provided, further, that, as of December 31, 2001, the Funded Indebtedness of the Consolidated Parties on a consolidated basis on such day shall be calculated excluding the outstanding principal amount of the Add-On Term Loan.

                  "Permitted Acquisition" means the Transaction, the Brethine Transaction and any other Acquisition by the Borrower or any Subsidiary of the Borrower permitted pursuant to the terms of Section 8.6(j).

         SUBPART 2.3. Deleted Definitions. The definitions of "Term Loan Commitment", "Term Loan Committed Amount" and "Term Loan Percentage" in Section
1.1 of the Existing Loan Agreement are deleted.

         SUBPART 2.4. Term Loan. Sections 2.3(a) and 2.3(b) of the Existing Loan Agreement are amended in their entirety to read as follows:


                  (a) Term Loan Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein each Lender severally agrees to make available to the Borrower (i) on the Closing Date, such Lender's Initial Term Loan Percentage of a term loan in Dollars (the "Initial Term Loan") in the aggregate principal amount of SIXTY MILLION DOLLARS ($60,000,000.00) (the "Initial Term Loan Committed Amount") and (ii) on December 13, 2001, such Lender's Add-On Term Loan Percentage of a term loan in Dollars (the "Add-On Term Loan") in the aggregate principal amount of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) (collectively, the Initial Term Loan and the Add-On Term Loan may be referred to herein as the "Term Loan"; each component thereof may be referred to herein as a "Term Loan"). The Term Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 6 Eurodollar Loans which are Term Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Amounts repaid on the Term Loan may not be reborrowed.

                  (b) Borrowing Procedures. The Borrower shall submit an appropriate Notice of Borrowing to the Agent not later than 11:00 A.M. (Charlotte, North Carolina time) or such later time as the Agent and the Borrower shall agree on the applicable funding date set forth in
         Section 2.3(a), with respect to the portion of the Initial Term Loan or Add-On Term Loan, as applicable, initially consisting of a Base Rate Loan, or on the third Business Day prior to such applicable funding date, with respect to the portion of the Initial Term Loan or Add-On Term Loan, as applicable, initially consisting of one or more Eurodollar Loans. Such Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of the Initial Term Loan or Add-On Term Loan, as applicable, is requested and (ii) whether the funding of such Term Loan shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to deliver such Notice of Borrowing to the Agent by 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the applicable funding date, then the full amount of the Initial Term Loan or Add-On Term Loan, as applicable, shall be disbursed on the applicable funding date as a Base Rate Loan. Each Lender shall make its Initial Term Loan Percentage or Add-On Term Loan Percentage, as the case may be, of the applicable Term Loan available to the Agent for the account of the Borrower at the office of the Agent specified in Schedule 2.1(a), or at such other office as the Agent may designate in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the applicable funding date in Dollars and in funds immediately available to the Agent.

         SUBPART 2.5. Termination Term Loan Commitments. Section 3.4(b) of the Existing Loan Agreement is amended in its entirety to read as follows:

                  (b) Term Loan Commitments. The Initial Term Loan Commitment of each Lender, if any, shall automatically terminate at such time as such Lender shall have made available to the Borrower such Lender's share of the Initial Term Loan. The Add-On Term Loan Commitment of each Lender, if any, shall automatically terminate at such time as such Lender shall have made available to the Borrower such Lender's share of the Add-On Term Loan.

         SUBPART 2.6. Financial Condition. Section 6.1(b) of the Existing Loan Agreement is amended in its entirety to read as follows:

                  (b) (i) The pro forma consolidated balance sheet of the Consolidated Parties delivered on the Closing Date giving effect to the Acquisition in accordance with the terms of the Purchase Agreement and reflecting estimated purchase accounting adjustments is based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.

                           (ii) The pro forma consolidated balance sheet of the
                  Consolidated Parties delivered on December 13, 2001 giving effect to the Acquisition in accordance with the terms of the Brethine Purchase Agreement and reflecting estimated purchase accounting adjustments is based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.

         SUBPART 2.7. Power; Authorization; Enforceable Obligations. Section 6.4 of the Existing Loan Agreement is amended by inserting "or Brethine Transaction" after the reference to "Transaction".

         SUBPART 2.8. Litigation. Section 6.9 of the Existing Loan Agreement is amended in its entirety to read as follows:


                  6.9      LITIGATION.

                  Except as disclosed in Schedule 6.9, there does not exist (i) any order, decree, judgment, ruling or injunction which restrains the consummation of the (x) acquisition of the Acquired Product in the manner contemplated by the Purchase Agreement or (y) the acquisition of the Brethine Product in the manner contemplated by the Brethine Purchase Agreement or (ii) any pending or threatened action, suit or legal, equitable, arbitration or administrative proceeding against any Consolidated Party which would be reasonably expected to have a Material Adverse Effect.

         SUBPART 2.9. Disclosure. Section 6.21 of the Existing Loan Agreement is amended by inserting "or Brethine Transaction Document" after the reference to "Transaction Document".

         SUBPART 2.10. Purpose of Loans and Letters of Credit. Section 6.15 of the Existing Loan Agreement is amended in its entirety to read as follows:


                  6.15     PURPOSE OF LOANS AND LETTERS OF CREDIT.

                  The proceeds of the Loans hereunder shall be used solely by the Borrower to effect the Transaction and the Brethine Transaction, to pay fees and expenses related to the Transaction, the Brethine Transaction and transactions contemplated by the Loan Documents, to refinance the outstanding principal amount of existing indebtedness of the Borrower and to provide for working capital and general corporate purposes of the Borrower and its Subsidiaries. The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

         SUBPART 2.11. Monthly Financial Statements. Section 7.1(c) of the Existing Loan Agreement is amended in its entirety to read as follows:

                  (c) Monthly Financial Statements. As soon as available, and in any event within 30 days after the end of each of the first two months of each fiscal quarter, a consolidated balance sheet and income statement of the Consolidated Parties as of the end of such month, together with related consolidated statements of stockholders' equity and cash flows for such month and for the portion of the fiscal year ending as of the end of such month, in each case setting forth in comparative form consolidated figures for the corresponding month of the preceding fiscal year and for the portion of the preceding fiscal year ending as of the end of such month, all such financial information described above to be in reasonable form and detail (and to include, in the case of the consolidated statements of stockholders' equity and cash flows, revenue and volume data for any products acquired and/or marketed by NeoSan by product line (to the extent available and in any event including profit and loss information by product line to the gross margin level) and reasonably acceptable to the Agent, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such monthly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

         SUBPART 2.12. Financial Covenants. Section 7.10(e) of the Existing Loan Agreement is amended in its entirety to read as follows:

                  (e) Minimum Consolidated EBITDA. The sum of (i) Consolidated EBITDA minus (ii) scheduled rental payments under the TROL for the period from July 1, 2001 through the end of the fiscal quarter indicated below shall be equal to or greater than the amounts set forth below:

                                                             Minimum Consolidated EBITDA
                                                             ---------------------------
                                          If the Brethine Supplier Consent      If the Brethine Supplier
               Quarter Ending                   has not been obtained           Consent has been obtained
               --------------                   ---------------------           -------------------------
               September 30, 2001                  $ 2,000,000                                N/A

               December 31, 2001                   $ 7,500,000                        $ 7,500,000

               March 31, 2002                      $14,000,000                        $15,800,000

               June 30, 2002                       $20,000,000                        $23,500,000

               September 30, 2002                  $26,000,000                        $31,500,000

         SUBPART 2.13. Pledged Assets. Clause (i) of the first sentence of
Section 7.12 of the Existing Loan Agreement is amended in its entirety to read as follows:

         (i) cause all of its owned and leased real and personal Property other than Excluded Property to be subject at all times to first priority, perfected and, in the case of owned real Property, title insured Liens in favor of the Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Agent shall reasonably request, subject in any case to Permitted Liens and

         SUBPART 2.14. Post-Closing Deliveries. Section 7.13(b) of the Existing Loan Agreement is amended by adding the following parenthetical at the end of clause (a) thereof:

         (it being understood that no estoppel letter shall be required from the landlord of the Shawnee, Kansas property leased by Kansas City Analytical Services, Inc.)

         SUBPART 2.15. Additional Post-Closing Deliveries. The following new Sections 7.13(f) and 7.13(g) are added to the Existing Loan Agreement after
Section 7.13(e):

                  (f) On or before December 20, 2001, the Credit Parties agree to provide the Agent with such evidence reasonably satisfactory to the Agent of the assignment, registration of assignment and registration of name change with the United States Patent and Trademark Office of the trademark related to Brethine(R) as the Agent may reasonably require.

                  (g) On or before January 31, 2002, the Credit Parties agree to provide the Agent (i) in connection with that certain amendment dated as of December 13, 2001 to the Mortgage Instrument relating to the Mortgaged Property in North Carolina, a favorable opinion of local North Carolina real estate counsel, an applicable title insurance endorsement and any other related documentation as the Agent may reasonably require, (ii) a certified copy of the resolutions of the Board of Directors of the Borrower evidencing its ratification of the execution and performance of this Agreement, the Brethine Transaction and the other agreements executed in connection herewith and therewith and its ratification of the other matters contemplated hereby and thereby and (iii) such information and documentation as the Agent may reasonably request with respect to perfection on the Agent's Lien on the Brethine(R) trademark in Puerto Rico.

         SUBPART 2.16. Investments. The lead-in to Section 8.6(j) of the Existing Loan Agreement is amended in its entirety to read as follows:

         Investments consisting of (x) the Transaction, (y) the Brethine Transaction or (z) any other Acquisition by the Borrower or any Subsidiary of the Borrower, provided that, with respect to any such other Acquisition:

         SUBPART 2.17. Extension Option. Section 12.2 of the Existing Loan Agreement is amended in its entirety to read as follows:

                  12.2 EXTENSION OPTION.

                  If, on or after the date that is six months from the Closing Date and prior to September 30, 2002, (i) the Senior Leverage Ratio is less than or equal to 2.50 to 1.0 (specifically including any unfunded commitments under this Loan Agreement in the calculation of clause (a) of such ratio but excluding the principal balance outstanding under the
         TROL) as a result of the issuance of Mezzanine Securities as provided in Section 12.1 or otherwise as evidenced by the officer's certificate most recently delivered pursuant to Section 7.1(d), (ii) the Leverage Ratio is less than or equal to 3.50 to 1.0 (specifically including any unfunded commitments under this Loan Agreement in the calculation of clause (a) of such ratio but excluding the principal balance outstanding under the TROL) as evidenced by the officer's certificate most recently delivered pursuant to Section 7.1(d), (iii) each of the conditions precedent set forth in Section 5.2 is then satisfied (or waived by all of the Lenders, as applicable), (iv) the Borrower and the Lenders have agreed on or prior to September 30, 2002 on the new financial covenants, pricing levels and other items described in
         Section 12.3 below to be negotiated in connection with the Extension Option, and (v) the Brethine Supplier Consent shall have been obtained, then the Borrowers may exercise the Extension Option, by notice to the Agent and the Lenders, to (i) extend the Maturity Date to December 31, 2006, with the Term Loan being subject to scheduled amortization as set forth in Section 12.3, and (ii) otherwise modify the terms of this Loan Agreement as set forth in Section 12.3. In connection with the exercise of the Extension Option, the Borrower shall deliver a certificate substantially in the form of Exhibit 7.1(d) demonstrating compliance with the provisions of this Section 12.2.

         SUBPART 2.18. Amendments to Schedules. The following schedules to the Existing Loan Agreement are deleted in their entirety and replaced with the corresponding substitute schedules attached to this Agreement:

         Schedule 1.1     Excluded Property
         Schedule 2.1(a)  Lenders
         Schedule 6.4     Required Consents, Authorizations, Notices and Filings
         Schedule 6.5     No Conflict
         Schedule 6.7     Ownership of Properties
         Schedule 6.9     Litigation
         Schedule 6.17    Intellectual Property
         Schedule 6.27    Affiliate Transactions
         Schedule 7.6     Insurance
         Schedule 8.9     Transactions with Affiliates


                                    PART III
                           CONDITIONS TO EFFECTIVENESS

         SUBPART 3.1. Effective Date. This Agreement shall be and become effective as of the date hereof (the "Effective Date") when all of the conditions set forth in this Subpart 3.1 shall have been satisfied.

                  3.1.1. Execution of Agreement. The Agent shall have received original duly executed counterparts of (i) this Agreement from the Borrowers, the Guarantors and the Lenders, (ii) the BAMC Brethine Fee Letter from the Borrower, the Arranger and BAMC, and (iii) an amendment to the Mortgage Instrument relating to the Mortgaged Property in North Carolina in form and substance satisfactory to the Agent and its counsel from the parties thereto.

                  3.1.2. Resolutions. The Agent shall have received a certified copy of the resolutions of the Board of Directors of the Borrower and each other Credit Party evidencing its approval of this Agreement, the Brethine Transaction (to the extent applicable for the relevant Credit Party) and the other matters contemplated hereby.

                  3.1.3. Other Corporate Documents. The Agent shall have received all documents it may reasonably request relating to the existence and good standing of the Credit Parties and to the authorization, execution and delivery of this Agreement and the other Loan Documents and other matters relevant hereto, including current incumbency information for the officers of the Credit Parties, all in form and substance satisfactory to the Agent and its counsel in their reasonable discretion.

                  3.1.4. Legal Opinions. The Agent shall have received, in each case dated as of the Effective Date and in form and substance reasonably satisfactory to the Agent, (i) a legal opinion of Robinson Bradshaw & Hinson, outside counsel for the Credit Parties and (ii) a legal opinion of in-house counsel for the Credit Parties with respect to various corporate and organizational matters for each Credit Party.

                  3.1.5. Additional Collateral. The Agent shall have received from NeoSan a duly executed Notice of Security Interests in Trademarks relating to the trademark Brethine(R).

                  3.1.6. Consents. The Agent shall have received evidence that all governmental, shareholder and material third party consents (including any necessary Hart-Scott-Rodino clearance) and approvals necessary or desirable in connection with the Brethine Transaction (other than the Brethine Supplier Consent) have been obtained and that there has occurred the expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Brethine Transaction or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could have such effect.

                  3.1.7. Consummation of Brethine Transaction. The Agent's satisfactory review of the Brethine Purchase Agreement (including all schedules and exhibits thereto and, if applicable, any contemplated seller financing and/or third-party service or supply agreement) (collectively, the "Brethine Transaction Documents") regarding the acquisition of substantially all of the Brethine Product which shall provide for an aggregate purchase price not in excess of $26.6 million, payable at the closing of the acquisition of the Brethine Product. The Brethine Transaction shall have been consummated in accordance with the terms of the Brethine Transaction Documents and in material compliance with applicable law and regulatory approvals, all material conditions precedent to the obligations of the buyer under the Brethine Purchase Agreement shall have been satisfied and the Agent shall be satisfied that after giving effect to the Brethine Transaction, including the application on the Effective Date of the proceeds of the related financings, the Consolidated Parties shall have no Indebtedness except for Indebtedness permitted under Section 8.1 of the Existing Loan Agreement. The Brethine Transaction Documents shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived, without the prior written consent of the Agent.

                  3.1.8. Officer's Certificates. The Agent shall have received a certificate or certificates executed by an Executive Officer of the Borrower as of the Effective Date, in form and substance satisfactory to the Agent, stating that (A) each Credit Party is in compliance with all existing material financial obligations, (B) all material governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding would reasonably be expected to have a Material Adverse Effect, (D) the transactions contemplated by the Brethine Purchase Agreement have been consummated contemporaneously with funding of the Add-On Term Loan hereunder in accordance with the terms thereof, (E) immediately after giving effect to the Brethine Transaction, (1) no Default or Event of Default exists and (2) all representations and warranties contained herein, in the Amended Loan Agreement and in the other Loan Documents are true and correct in all material respects and (F) all financial projections concerning the Borrower and its Subsidiaries and the Brethine Transaction that have been or are hereafter made available to the Agent or the Lenders by the Borrower or any of the Borrower's authorized representatives have been or will be prepared in good faith based upon assumptions the Borrower believes to be reasonable.

                  3.1.9. Solvency. The Agent shall have received a certificate executed by an Executive Officer of the Borrower as of the Effective Date, in form and substance satisfactory to the Agent, regarding the Solvency of each of the Credit Parties on a consolidated basis.

                  3.1.10. Fees and Expenses, Etc. (a) Payment by the Credit Parties to the Arranger, BAMC and the Agent of all fees and expenses relating to the Add-On Term Loan which are due and payable on the Effective Date, including, without limitation, payment of the fees set forth in the BAMC Brethine Fee Letter and (b) satisfaction of all conditions set forth in the BAMC Brethine Fee Letter.

                  3.1.11 Additional Financial Information. The Agent shall have received and, in each case been satisfied with, a closing balance sheet giving effect to the Brethine Transaction and the transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, all meeting the requirements of Regulation S X under the

         Securities Act of 1933, as amended, applicable to a Registration Statement under such act on Form S 1.

                  3.1.12. Litigation, Etc. There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the consummation of the Brethine Transaction in the manner contemplated by the Brethine Transaction Documents, and (b) any pending or threatened action, suit, investigation or proceeding, which, if adversely determined, could materially and adversely affect the Borrower or its subsidiaries, any transaction contemplated hereby or the ability of the Borrower and its subsidiaries or any other Guarantor to perform its obligations under the Amended Loan Agreement or the other Loan Documents or the ability of the Lenders to exercise their rights thereunder.

                  3.1.13. No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2000 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower or the Brethine Product (other than the release of generic competition for Brethine(R) tablets, which fact has previously been disclosed to the Agent), in the case of the Borrower together with its subsidiaries taken as a whole, or in the facts and information regarding such entities and assets as represented to date.

                  3.1.14. Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Consolidated Parties.

                                     PART IV
                                  MISCELLANEOUS

         SUBPART 4.1. Cross-References. References in this Agreement to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Agreement.

         SUBPART 4.2. Instrument Pursuant to Existing Loan Agreement. This Agreement is a document executed pursuant to the Existing Loan Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Loan Agreement.

         SUBPART 4.3. Loan Documents. Each Credit Party hereby confirms and agrees that the Loan Documents are, and shall continue to be, in full force and effect, except as amended hereby, and except that, on and after the Effective Date references in each Loan Document to the "Loan Agreement", "thereunder", "thereof" or words of like import referring to the Existing Loan Agreement shall mean the Amended Loan Agreement.

         SUBPART 4.4. Representations and Warranties. Each Credit Party hereby represents and warrants that (i) it has the requisite corporate power and authority to execute, deliver and perform this Agreement, (ii) it is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Agreement, (iii) this Agreement has been duly executed and delivered by such Credit Party and constitutes such Credit Party's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited (x) by general principles of equity and conflicts of laws or (y) by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement, of creditors' rights, (iv) it has no claims, counterclaims, offsets, or defenses to the Loan Documents and the performance of its obligations thereunder, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the Agent's execution and delivery of this Agreement, (v) the representations and warranties contained in the Loan Documents are, subject to the limitations set forth therein, true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those which expressly relate to an earlier date), (vi) no event of default under any other agreement, document or instrument to which such Credit Party is a party will occur as a result of the transactions contemplated hereby, (vii) as of the date of this Agreement, no Default or Event of Default exists, (viii) no consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Credit Party of this Agreement,
(ix) the execution and delivery of this Agreement does not diminish or reduce its obligations under the Loan Documents (including, without limitation, in the case of each Guarantor, such Guarantor's guaranty pursuant to Section 4 of the Amended Loan Agreement) in any manner, except as may be specifically set forth herein.

         SUBPART 4.5. Liens. Each Credit Party affirms the Liens and security interests created and granted by it in the Loan Documents (including, but not limited to, the Pledge Agreement and the Security Agreement) and agrees that this Agreement shall in no manner adversely affect or impair such Liens and security interests.

         SUBPART 4.6. Costs and Expenses. The Borrower hereby agrees to pay on demand all costs and expenses (including without limitation the reasonable fees and expenses of counsel to the Agent) incurred by the Agent in connection with the negotiation, preparation, execution, and delivery of this Agreement and the enforcement or preservation of any rights and remedies of the Agent hereunder (including without limitation any such fees and expenses subsequently incurred by the Agent in any subsequent bankruptcy or insolvency proceeding involving a Credit Party).

         SUBPART 4.7. Counterparts, Effectiveness, Telecopy, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered.

         SUBPART 4.8. Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or any provision hereof.

         SUBPART 4.9. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         SUBPART 4.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                            (signature pages follow)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

BORROWER:                                   AAIPHARMA INC.,
                                            a Delaware corporation

                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                 -----------------------------


GUARANTORS:                                 APPLIED ANALYTICAL INDUSTRIES
                                                     LEARNING CENTER, INC.
                                            AAI TECHNOLOGIES, INC.
                                            AAI INTERNATIONAL, INC.
                                            AAI PROPERTIES, INC.
                                            KANSAS CITY ANALYTICAL
                                                     SERVICES, INC.
                                            MEDICAL & TECHNICAL RESEARCH
                                                     ASSOCIATES, INC.
                                            AAI JAPAN, INC.
                                            NEOSAN PHARMACEUTICALS, INC.

                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------




                                      Second Amended and Restated Loan Agreement
                                                     in favor of aaiPharma, Inc.

AGENT:                                      BANK OF AMERICA, N.A.

                                            Individually in its capacity as a
                                            Lender and in its capacity as Agent


                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------



LENDERS:                                    BANC OF AMERICA

                                            MEZZANINE CAPITAL LLC

                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------


                                            FIRST UNION NATIONAL BANK

                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                 -----------------------------



                                      Second Amended and Restated Loan Agreement
                                                     in favor of aaiPharma, Inc.